Exhibit 99.1

For Immediate Release Contact: Harvey Grossblatt, CEO Universal Security Instruments, Inc. 410-363-3000, Ext. 224 or Don Hunt, Jeff Lambert Lambert, Edwards & Associates, Inc. 616-233-0500

Universal Security Instruments Reports First-Quarter Results

OWINGS MILLS, MD, August 16, 2013 – Universal Security Instruments, Inc. (NYSE Amex: UUU) today announced results for its fiscal first quarter ended June 30, 2013.

Universal reported sales of $3,005,669 for the quarter ended June 30, 2013 versus $3,059,352 for the comparable period last fiscal year. The Company reported a net loss of $(19,530), or $(0.01) per basic and diluted share, compared to a net loss of $(362,588) or $(0.16) per basic and diluted share, for the same period a year prior. The Company’s book value as of June 30, 2013 and June 30, 2012 was $11.74 and $11.68, respectively.

“We are pleased with the bottom-line improvement for the period, which was driven primarily by improved Joint Venture earnings.  Universal is continuing to develop new products which we expect to introduce later in the fiscal year,” said Harvey Grossblatt, Universal CEO.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer (through its Hong Kong Joint Venture) and distributor of safety and security devices. Founded in 1969, the Company has an over 40-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms. For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, our Hong Kong Joint Venture's respective ability to maintain operating profitability, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and our Hong Kong Joint Venture and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly.

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UNIVERSAL SECURITY INSTRUMENTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,
	2013	2012
Sales	$3,005,669	$3,059,352

Net loss:	$(19,530)	$(362,588)
Net loss per share – basic	(0.01)	(0.16)
Net loss per share – diluted	(0.01)	(0.16)

Weighted average number of common shares outstanding:
Basic	2,287,887	2,326,662
Diluted	2,287,887	2,326,662

CONSOLIDATED BALANCE SHEETS

	June 30, 2013	June 30, 2012
ASSETS
Cash	$1,488,034	$2,819,522
Accounts receivable and amount due from factor	2,880,664	2,655,384
Inventory	5,002,976	5,636,350
Prepaid expenses	637,207	532,538

TOTAL CURRENT ASSETS	10,008,881	11,643,794
INVESTMENT IN HONG KONG JOINT VENTURE	14,998,034	14,355,963
PROPERTY, PLANT AND EQUIPMENT – NET	222,552	256,063
OTHER ASSETS AND DEFERRED TAX ASSET	2,518,035	2,586,555
TOTAL ASSETS	$27,747,502	$28,842,375

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and accrued expenses	$723,971	$1,504,201
Accrued liabilities	142,502	150,094
TOTAL CURRENT LIABILITIES	866,473	1,654,295
LONG TERM OBLIGATION	25,000	25,000
SHAREHOLDERS’ EQUITY:
Common stock, $.01 par value per share; authorized 20,000,000 shares; issued and outstanding 2,287,887 at June 30, 2013 and 2,324,749 at June 30, 2012	22,879	23,247
Additional paid-in capital	12,771,490	12,845,786
Retained earnings	12,865,830	12,975,323
Accumulated other comprehensive income	1,195,830	1,318,724
TOTAL SHAREHOLDERS’ EQUITY	26,856,029	27,163,080
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$27,747,502	$28,842,375